Exhibit 99.1

PRESS RELEASE

February 4, 2014

Arrowhead Reports Fiscal 2014 First Quarter Financial Results

- Conference Call Today at 4:30 p.m. Eastern Time

PASADENA, Calif. — February 4, 2014 — Arrowhead Research Corporation (NASDAQ: ARWR), a biopharmaceutical company developing targeted therapeutics, today announced financial results for its fiscal 2014 first quarter ended December 31, 2013. The company is hosting a conference call at 4:30 p.m. Eastern time to discuss results. To participate, please dial 877-300-8521 (toll free from the US), 855-669-9657 (toll free from Canada), or 412-317-6026 (for international callers). Investors may also access a live audio webcast of this conference call on the Company’s website at http://www.arrowheadresearch.com/presentations.

A replay of the webcast will be available approximately one hour after the conclusion of the call and will remain available for 90 days. An audio replay will also be available approximately two hours after the conclusion of the call and will be available for 30 days. The audio replay can be accessed by dialing 877-870-5176 (toll free from the US and Canada), or 858-384-5517 (for international callers), and entering Event ID 10040388.

Fiscal 2014 First Quarter and Recent Company Highlights

•	Completed planned enrollment in a Phase 1 clinical trial of the ARC-520 candidate against chronic hepatitis B infection in 36 healthy volunteers;
•	Strengthened the balance sheet with an equity offering with $60 million in net proceeds;
•

Presented data at the AASLD Liver Meeting suggesting that in a chimpanzee chronically infected with HBV, ARC-520 may have induced a therapeutic immunological flare, which is thought to be part of a cascade of events that after longer exposure may lead to functional cure;

•	Submitted application to the Hong Kong Department of Health requesting permission to begin a Phase 2a trial of ARC-520 in chronic hepatitis B patients;
•

Presented unblinded Phase 1 data at HepDART 2013 indicating that ARC-520 was generally safe and well tolerated at all six dose levels studied, with no differences in adverse event frequency and severity between treatment and placebo groups.

Selected Fiscal 2014 Year First Quarter Financial Results

Net loss attributable to Arrowhead for the quarter was $10.6 million, or $0.28 per share based on 37.7 million weighted average shares outstanding. This compares with a net loss attributable to Arrowhead of $4.6 million, or $0.33 per share based on 14.1 million weighted average shares outstanding, for the quarter ended December 31, 2012.

Total operating expenses for the quarter ended December 31, 2013 were $7.1 million, compared to $5 million for the quarter ended December 31, 2012. Research and development related expenses were $4.5 million and $1.7 million for general and administrative expenses.

Net cash used in operating activities for the quarter was $7 million, compared with $3.8 million in the prior year period.

The company’s cash and investments of cash were $85.5 million at December 31, 2013, compared to $29.8 million at September 30, 2013. The increase in the cash balance reflects $60 million from financings during the quarter, plus cash inflow from exercise of warrants and stock options of $2.8 million.

Common shares outstanding at December 31, 2013, were 39 million, and 49.7 million assuming conversion of preferred stock outstanding.

About ARC-520

Approximately 350 million people worldwide are chronically infected with the hepatitis B virus. Chronic HBV infection can lead to cirrhosis of the liver and is responsible for 80% of primary liver cancers globally. Arrowhead’s RNAi-based candidate ARC-520 is designed to treat chronic HBV infection by reducing the expression and release of new viral particles and key viral proteins. The goal is to achieve a functional cure, which is an immune clearant state characterized by hepatitis B s-antigen negative serum with or without sero-conversion. The siRNAs in ARC-520 intervene at the mRNA level, upstream of where nucleotide and nucleoside analogues act. In transient and transgenic mouse models of HBV infection, a single co-injection of Arrowhead’s DPC delivery vehicle with cholesterol-conjugated siRNA targeting HBV sequences resulted in multi-log knockdown of HBV RNA, proteins and viral DNA with long duration of effect. In a chimpanzee chronically infected with HBV and high viremia and antigenemia, ARC-520 induced rapid reductions of 90-95% in HBV DNA, e-antigen, and s-antigen, which did not return to baseline until study day 43, 43, and 71 respectively. Data also suggested that a therapeutic immunological flare occurred, which is thought to be part of a cascade that under chronic therapy may lead to HBsAg seroconversion and functional cure. Arrowhead has completed enrollment in a phase 1 single ascending dose study in normal volunteers, which the company expects to follow with a phase 2a study in chronic HBV patients.

About Arrowhead Research Corporation

Arrowhead Research Corporation is a biopharmaceutical company developing targeted RNAi therapeutics. The company is leveraging its proprietary drug delivery technologies to develop targeted drugs based on the RNA interference mechanism that efficiently silence disease-causing genes. Arrowhead technologies also enable partners to create peptide-drug conjugates that specifically home to cell types of interest while sparing off-target tissues. Arrowhead’s pipeline includes clinical programs in chronic hepatitis B virus and partner-based programs in obesity and oncology.

For more information please visit http://www.arrowheadresearch.com, or follow us on Twitter @ArrowRes. To be added to the Company's email list to receive news directly, please send an email to ir@arrowres.com

Safe Harbor Statement under the Private Securities Litigation Reform Act:

This news release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including our ability to finance our operations, the future success of our scientific studies, our ability to successfully develop drug candidates, the timing for starting and completing clinical trials, rapid technological change in our markets, and the enforcement of our intellectual property rights. Arrowhead Research Corporation's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q discuss some of the important risk factors that may affect our business, results of operations and financial condition. We assume no obligation to update or revise forward-looking statements to reflect new events or circumstances.

Contacts:

Arrowhead Research Corporation

Vince Anzalone, CFA

626-304-3400

The Trout Group

Lauren Glaser
646-378-2972

ir@arrowres.com

# # #